EXHIBIT 99.1

Zomedica Retires Preferred Shares

TRUFORMA® Progressing Toward Commercialization

ANN ARBOR, Mich., March 08, 2021 (GLOBE NEWSWIRE) -- Zomedica Corp. (NYSE American: ZOM) (“Zomedica” or the “Company”), a veterinary health company creating point-of-care diagnostics products for dogs and cats, today announced that it has effected the exchange of all of its outstanding Series 1 Preferred Shares for its common shares and that it continues to progress with its planned commercialization of its TRUFORMA® platform.

Effective March 7, 2021, Zomedica completed the exchange of all 12 of its outstanding Series 1 Preferred Shares, stated value $1.0 million per share, (the “Preferred Shares”) for 24,719,101 common shares of the Company, equivalent to $44 million based on a $1.78 per share closing price of the common shares on March 5, 2021. Robert Cohen, Chief Executive Officer of Zomedica, commented: “As you know, since our fundraising round in July of 2020, we have wanted to rationalize the Preferred Shares. Due to the terms of these shares, they are considered to be a detriment to Zomedica, its future growth, and the interests of our common shareholders. For historical reasons, although the Company received $12 million in exchange for the Preferred Shares, the Preferred Shares were entitled to a $108 million liquidation preference and a 9% royalty on the net sales of Zomedica and its affiliates. The exchange of the Preferred Shares for common shares eliminates this potential detrimental effect, results in a “clean” balance sheet for the Company, and removes what was, in our opinion, a potential overhang on the common shareholders. We are appreciative that Wickfield Bridge Fund LLC, holders of the Preferred Shares, agreed with us that the elimination of the punitive terms of the Preferred Shares was in the best interests of all shareholders.”

In further news, the first group of direct Zomedica field personnel have completed their training in anticipation of the commercial release of TRUFORMA. Sales representatives of Miller Veterinary Supply, Zomedica’s distribution partner, also have completed their initial training program. Zomedica developed and implemented the training program to deliver a transformational learning program to its sales team through a defined process of providing a well-defined strategy, comprehensive disease state knowledge, and a clear understanding of the market and veterinary practice needs. The Company believes that its training-certified team has the tools necessary to effectively educate and advocate for the use of TRUFORMA in a veterinary practice.

Protected by approximately 70 issued and pending patents, the TRUFORMA diagnostic platform uses Bulk Acoustic Wave (“BAW”) technology, developed by Qorvo to provide a non-optical and fluorescence-free detection system for use at the point-of-care. BAW technology, also used in cell phones and in the world’s most advanced radar and communications systems, is an extremely reliable and precise technology.

About Zomedica
Based in Ann Arbor, Michigan, Zomedica (NYSE American: ZOM) is a veterinary health company creating products for dogs and cats by focusing on the unmet needs of clinical veterinarians. Zomedica’s product portfolio will include innovative diagnostics and medical devices that emphasize patient health and practice health. It is Zomedica’s mission to provide veterinarians the opportunity to increase productivity and grow revenue while better serving the animals in their care. For more information, visit www.ZOMEDICA.com.

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Reader Advisory
Except for statements of historical fact, this news release contains certain "forward-looking information" or “forward-looking statements” (collectively, “forward-looking information”) within the meaning of applicable securities law. Forward-looking information is frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur and include statements relating to our expectations regarding future results. Although we believe that the expectations reflected in the forward-looking information are reasonable, there can be no assurance that such expectations will prove to be correct. We cannot guarantee future results, performance or achievements. Consequently, there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking information.

Forward-looking information is based on the opinions and estimates of management at the date the statements are made, including assumptions with respect to American economic growth, demand for the Company’s products, the Company’s ability to produce and sell its products, sufficiency of our budgeted capital and operating expenditures, the satisfaction by our strategic partners of their obligations under our commercial agreements, our ability to realize upon our business plans and cost control efforts and the impact of COVID-19 on our business, results and financial condition.

Our forward-looking information is subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking information. Some of the risks and other factors that could cause the results to differ materially from those expressed in the forward-looking information include, but are not limited to: uncertainty as to whether our strategies and business plans will yield the expected benefits; uncertainty as to the timing and results of development work and verification and validation studies; uncertainty as to the timing and results of commercialization efforts, as well as the cost of commercialization efforts, including the cost to develop a distribution network and manage our growth; uncertainty as to our ability to supply equipment and assays in response to customer demand; uncertainty as to the likelihood and timing of any required regulatory approvals, and the availability and cost of capital; the ability to identify and develop and achieve commercial success for new products and technologies; veterinary acceptance of our products; competition from related products; the level of expenditures necessary to maintain and improve the quality of products and services; changes in technology and changes in laws and regulations; our ability to secure and maintain strategic relationships; performance by our strategic partners of their obligations under our commercial agreements, including product manufacturing obligations; risks pertaining to permits and licensing, intellectual property infringement risks, risks relating to any required clinical trials and regulatory approvals, risks relating to the safety and efficacy of our products, the use of our products, intellectual property protection, risks related to the COVID-19 pandemic and its impact upon our business operations generally, including our ability to develop and commercialize our products, and the other risk factors disclosed in our filings with the SEC and under our profile on SEDAR at www.sedar.com. Readers are cautioned that this list of risk factors should not be construed as exhaustive.

The forward-looking information contained in this news release is expressly qualified by this cautionary statement. We undertake no duty to update any of the forward-looking information to conform such information to actual results or to changes in our expectations except as otherwise required by applicable securities legislation. Readers are cautioned not to place undue reliance on forward-looking information.

Investor Relations Contact:
PCG Advisory
Kirin Smith, President
ksmith@pcgadvisory.com
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